Exhibit 99.1

Banc of California Announces Sale of The Palisades Group

IRVINE, Calif., (April 6, 2016) – Banc of California, Inc. (NYSE: BANC) today announced it has signed an agreement for the sale of its wholly-owned subsidiary, The Palisades Group, LLC (“Palisades”) to Palisades Holdings I, LLC, an entity owned by current members of the Palisades management team. Palisades Holdings I, LLC is owned by Stephen Kirch and Jack Macdowell, who currently serve as Palisades’ Chief Executive Officer and Chief Investment Officer, respectively.

“We are excited to announce this transaction for the sale of Palisades to its management team,” said Steven Sugarman, Chairman and Chief Executive Officer of Banc of California. “Palisades has been a great asset for Banc of California since our acquisition of the business and has created significant value for our shareholders. The sale of Palisades aligns with our goal to focus on commercial banking activities and to grow incremental spread and recurring fee-based revenues. This transaction will enhance the overall efficiency of our organization, enable us to participate in the future success of Palisades through a long-term earn-out, and sharpen management’s focus on the tremendous opportunities we are seeing in our commercial banking division.”

Pursuant to the terms of the transaction, Banc of California will receive a mix of consideration that includes cash, a two-year promissory note, and an earn-out tied to the future success of Palisades. The transaction is expected to close during the second quarter of 2016 and to be accretive to the Company’s 2016 earnings.

“This transaction positions Palisades as the leading independent credit manager overseeing portfolios of performing, re-performing and non-performing residential mortgage loans,” said Stephen Kirch, Chief Executive Officer of Palisades. “We have valued our strategic relationship with Banc of California and thank them for their role in the success of Palisades. We are excited by the future growth opportunities which lie ahead of us.”

Palisades will continue to provide advisory and credit management services to Banc of California following the closing of the transaction. Banc of California expects to update investors on the transition, including updated financial guidance relating to the transaction, during its first quarter earnings conference call.

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and homeowners. Banc of California operates over 100 offices in California and the West.

About Palisades Holdings I, LLC

Palisades provides financial advisory and asset management services to third parties, including to Banc of California, Inc.’s wholly owned banking subsidiary, Banc of California, National Association, with respect to the purchase, sale and management of portfolios of residential mortgage loans.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com

Source: Banc of California, Inc.

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